Exhibit 10.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

IAC/INTERACTIVECORP

AND

IAC HOLDINGS, INC.

DATED AS OF June 30, 2020

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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of June 30, 2020, is entered into by and between IAC/InterActiveCorp , a Delaware corporation (“New Match”), and IAC Holdings, Inc., a Delaware corporation (“New IAC”). New Match and New IAC are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, New Match and New IAC are parties to that certain Transaction Agreement, dated as of December 19, 2019, as amended on April 28, 2020 and June 22, 2020, by and among New Match, Match Group, Inc., a Delaware corporation (“Match”), Valentine Merger Sub LLC, a Delaware limited liability company (“New Match Merger Sub”) and New IAC (the “Transaction Agreement”); and

WHEREAS, the Transaction Agreement provides that, in connection with the consummation of the transactions contemplated thereby, the Parties shall enter into this Agreement to provide for certain services and other arrangements between New IAC and/or the other members of the New IAC Group, on the one hand, and New Match and/or the other members of the New Match Group, on the other hand, all as more fully described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

Definitions

Section 1.1      Defined Terms. For the purposes of this Agreement, (a) unless otherwise defined herein capitalized terms used herein shall have the meanings assigned to them in the Transaction Agreement and (b) the following terms shall have the meanings hereinafter specified:

“Agreement” shall mean this Transition Services Agreement, including the Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Fee” shall have the meaning set forth in Section 2.1(c).

“Force Majeure Event” shall have the meaning set forth in Section 5.1.

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“IAC Business” shall mean any line of business that was carried out by any member of the IAC Group during the Reference Period other than the Match Business.

“IAC Provider” shall have the meaning set forth in Section 2.1(a).

“IAC Services” shall have the meaning set forth in Section 2.1(a).

“Intellectual Property” means any and all common law or statutory rights anywhere in the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions; (ii) copyrights and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors; (iii) trade secrets and industrial secret rights, and rights in know-how, data, and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons; and (iv) other similar or equivalent intellectual property rights anywhere in the world.

“Match Business” shall mean any line of business that was carried out by the Match Group during the Reference Period.

“Match Provider” shall have the meaning set forth in Section 2.1(a).

“Match Services” shall have the meaning set forth in Section 2.1(a).

“New IAC” shall have the meaning set forth in the preamble of this Agreement.

“New Match” shall have the meaning set forth in the preamble of this Agreement.

“Omitted Services” shall have the meaning set forth in Section 2.1(b).

“Parties” and “Party” shall have the meaning set forth in the preamble of this Agreement.

“Pricing Addendum” has the meaning set forth in Section 3.2.

“Provider” shall have the meaning set forth in Section 2.1(a).

“Recipient” shall mean New Match or any of the other members of the New Match Group, in its capacity as a recipient of Services hereunder, as described on Schedule A, or New IAC or any of the other members of the New IAC Group, in its capacity as a recipient of Services hereunder, as described on Schedule B.

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“Reference Period” shall mean the twelve (12)-month period preceding the date of the Transaction Agreement.

“Sales Taxes” shall have the meaning set forth in Section 3.3.

“Services” shall have the meaning set forth in Section 2.1(a).

“Shared Contracts” shall have the meaning set forth in Section 2.2(a).

“Term” shall have the meaning set forth in Section 4.1.

“Transaction Agreement” shall have the meaning set forth in the recitals of this Agreement.

Section 1.2      Interpretation; Schedules. When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

Article II

Agreement to Provide and Receive Services

Section 2.1      Provision of Services.

(a)            On the terms and subject to the conditions contained herein, New IAC shall provide, or shall cause the other members of the New IAC Group (such members of the New IAC Group, together with New IAC, collectively referred to as the “IAC Providers”) to provide, to New Match (or another member of the New Match Group designated by New Match) the services listed on Schedule A (the “IAC Services”). On the terms and subject to the conditions contained herein, New Match shall provide, or shall cause the other members of the New Match Group (such members of the New Match Group, together with New Match, collectively referred to as the “Match Providers” and, together with the IAC Providers, the “Providers”) to provide, to New IAC (or another member of the New IAC Group designated by New IAC) the services listed on Schedule B (the “Match Services” and, together with the IAC Services and any Omitted Services added to Schedule A or Schedule B pursuant to paragraph (b) below, the “Services”).

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(b)            In the event that New Match or New IAC desires to have the applicable Provider provide services that are not set out on Schedule A or Schedule B (as applicable) (other than because it was specifically agreed that such services would not be provided under this Agreement) but were provided by such Provider to the Match Business or the IAC Business (as applicable) during the Reference Period (“Omitted Services”), and such Recipient requests, within ninety (90) days following the Closing Date, that such Provider provide such Omitted Services, the Parties shall negotiate in good faith to attempt to reach mutually agreed terms for the provision of such Omitted Service. If agreement is reached, the Parties shall promptly enter into an amendment to this Agreement amending Schedule A or Schedule B (as applicable) to reflect such Omitted Service and such Omitted Service shall be deemed to be part of this Agreement and the Services from and after the date of such amendment.

(c)            Each Service shall be provided to a Recipient in exchange for the fee set forth on Schedule A or Schedule B (as applicable) with respect to such Service (a “Fee”), which Fee shall be equal to the Provider’s calculation, based upon commercially reasonable metrics, of the actual cost, without mark-up, of providing the Service to the Match Business or the IAC Business (as applicable). Except to the extent included in the Fees or as otherwise set forth in Schedule A or Schedule B (as applicable), Recipient shall reimburse Provider for any reasonable incremental and documented out-of-pocket expenses incurred by Provider’s personnel in connection with performing the Services. Except as set forth in Schedule A or Schedule B (as applicable), for any Service where the Fee for the Services is expressed as a specified dollar amount per month, if such Services are provided for only a portion of the month, including as a result of circumstances described in Section 3.1(a) or Article V, the Fees for such Services shall be prorated to reflect the number of days such Services were actually provided during such month on the basis of a thirty (30)-day month. Notwithstanding the foregoing, neither New Match nor any of its Subsidiaries shall be required to compensate or reimburse any IAC Provider for any services rendered hereunder in connection with any matters (including return preparation, audit and participation in administrative or judicial proceedings) related to Taxes for which New IAC is responsible under the Tax Matters Agreement.

(d)            Each Recipient and Provider providing Services to it hereunder will use good-faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include obtaining all consents, licenses or approvals necessary to permit each such Party to perform its obligations with respect to the other Party; provided, however, under no circumstances shall any Provider be required to make any payments (other than de minimis costs and expenses) to any third party in respect of any such consents, licenses or approvals. If, with respect to a Service, the Parties, despite their efforts, are unable to obtain such required consents, licenses or approvals, Provider will use commercially reasonable efforts to perform the Service in a manner that does not require such consent, license or approval.

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Section 2.2      Shared Contracts.

(a)            For the term of this Agreement, with respect to any Contract set forth on Schedule C (the “Shared Contracts”), the Parties agree to cause, subject to Section 2.1(d), the applicable members of the New IAC Group and the applicable members of the New Match Group to, to the extent reasonably requested by New Match or New IAC, respectively, to use commercially reasonable efforts to (i) cause the applicable third party counterparty thereto to enter into one or more replacement Contracts that would allow the applicable members of the New IAC Group and applicable members of the New Match Group to obtain substantially similar benefits and have substantially similar obligations as under such Shared Contract or (ii) seek to divide or otherwise amend any such Shared Contract in a manner that would allow the party that is not party to such Shared Contract to continue to obtain the benefits of and have the obligations under such Shared Contract (including by working with the applicable third party or third parties to such Contracts to accomplish the foregoing).

(b)            The Parties agree to take the actions specified in Schedule D with respect to the Contract set forth therein.

Section 2.3      Access. Each Party shall make available on a timely basis to the other Party all information and materials reasonably requested by the other Party to the extent reasonably necessary for the purposes of providing and receiving the Services. No Provider shall be liable for any delay or deficiency in the Services to the extent caused by the failure of such information or materials to be provided on a timely basis or inaccuracy or deficiency in such information or materials. A Recipient shall, upon reasonable notice, give the applicable Provider reasonable access, during regular business hours and at such other times as are reasonably required, to the relevant premises to the extent reasonably necessary for the purposes of providing Services.

Section 2.4      Books and Records. Each Party shall keep customary books and records of the Services provided. Upon Recipient’s reasonable request, each Provider shall make such books and records and documentation (in each case, solely to the extent relating to the Services provided to the applicable Recipient) available to an independent third party auditor of the such Recipient’s choosing and at such Recipient’s sole expense (i) upon reasonable prior written notice, during normal business hours, (ii) subject to the internal policies and procedures of the Provider generally applicable to third party auditors and other reasonably imposed security procedures and limitations and (iii) subject to compliance with the confidentiality obligations of the Parties under this Agreement and the Transaction Agreement. In recognition that audits are disruptive and should be avoided if possible, such independent third party audits shall be performed (x) in a manner that will not unreasonably interfere with the normal business operations of the Provider and otherwise with a minimum of disruption by such independent third party and (y) no more than once for each given Service.

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Article III

Services; Payment; Independent Contractor

Section 3.1      Service Quality.

(a)            Unless otherwise agreed in writing by the Parties, Provider shall provide Services and, with respect to Services provided by third parties, shall use its commercially reasonable efforts to cause such Services to be provided, in a manner and quality that are consistent with the provision of such Services or other similar services to the IAC Business and the Match Business during the Reference Period, and in any event in compliance with applicable Law. Without limiting a Provider’s obligation to correct or reperform under Section 6.6, if the quality or performance of any Service provided by a Provider hereunder falls materially below the standard required by this Section 3.1(a), such substandard quality or performance shall be addressed through the dispute resolution process set forth in Article XII of the Transaction Agreement.

(b)            Each Recipient acknowledges that the applicable Provider is not in the business of providing the Services and is providing the Services to such Recipient solely for the purpose of facilitating the transactions contemplated by the Transaction Agreement. Each Provider shall act under this Agreement solely as an independent contractor and not as an agent, employee or joint venture counterparty of any Recipient. All employees and representatives providing the Services shall be under the direction, control and supervision of the applicable Provider (and not of the applicable Recipient), and such Provider shall have the sole right to exercise all authority with respect to such employees and representatives and in no event shall such employees and representatives be deemed to be employees or agents of such Recipient.

(c)            EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PROVIDER MAKES ANY OTHER REPRESENTATIONS, STATEMENTS, COVENANTS OR WARRANTIES WITH RESPECT TO THE SERVICES, WHETHER EXPRESS OR IMPLIED, AND ALL IMPLIED WARRANTIES, INCLUDING THOSE RELATING TO MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

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Section 3.2      Payment. Invoices shall be delivered within 15 calendar days after the end of each month by a Provider to the applicable Recipient for Services delivered during such month and for any other sums payable under Sections 2.1(c), 2.1(d), 3.3 and 7.3. Each such invoice shall set forth a brief description of such Services, the allocation of personnel costs related to providing such Services and the amounts charged therefor. Except as the applicable Provider and Recipient may agree or as set forth on Schedule A, Schedule B, or Schedule D, as applicable, unless subject to dispute in accordance with the last sentence of this Section 3.2, each invoice shall be payable in immediately available funds thirty (30) days after the date thereof. Any amount not paid within such thirty (30)-day period shall be subject to late charges, after Provider has provided written notice of late payment and Recipient has not cured such late payment within three (3) Business Days of such written notice, at the rate of prime rate (as published in The Wall Street Journal as of the date of payment) plus two percent (2%) (or the maximum legal rate, whichever is lower) from the due date until paid. All payments under this Agreement shall be made by electronic funds transfer of immediately available funds to the bank account specified by the Party receiving the payment. Recipient may dispute any material errors set forth in such invoice, and the Parties agree to work in good faith to resolve any such disputes for at least ten (10) Business Days, and if the Parties are not able to resolve such dispute within such ten (10)-Business Day period, it shall be resolved in accordance with the dispute resolution process set forth in Article XII of the Transaction Agreement.

Section 3.3      Sales Taxes. Any federal, state, local or foreign sales, use, value added, goods and services, or other similar Taxes sustained, incurred, or levied with respect to the sale, performance, provision or delivery of Services (“Sales Taxes”) shall be payable by a Recipient to a Provider in accordance with Section 3.2. The amounts set forth for each Service on Schedule A or Schedule B (as applicable) do not include Sales Taxes, and such Taxes shall be separately stated on the relevant invoice to Recipient. Each Provider shall be solely responsible for payment of all such Sales Taxes to the applicable Governmental Authority on Services provided by such Provider. Each Provider shall timely prepare and file all Tax returns required to be filed by it with any Governmental Authority with respect to such Sales Taxes and, in the case of value-added taxes, timely provide Recipient with valid value-added tax invoices in accordance with applicable Law. Notwithstanding the foregoing, no Recipient shall be obligated to pay Sales Taxes to the extent that such Recipient has provided valid exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect or pay such Sales Taxes.

Section 3.4      Uses of Services. No Recipient shall resell any Services to any Person whatsoever or permit the use of the Services by any Person other than in connection with such Recipient’s operation of its business substantially as conducted during the Reference Period.

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Section 3.5      No Violation of Laws. Neither Provider nor any third-party service provider shall be required to provide all or any part of any particular Service to the extent that providing such Service, would require Provider to violate any applicable Laws.

Section 3.6      Provision of Services. With respect to any Service, a Provider may, upon ten (10) Business Days’ prior written notice to the applicable Recipient and upon such Recipient’s prior written consent, which shall not be unreasonably withheld or delayed, (i) outsource such Service to a third-party provider; (ii) in-source such Service being provided by a third-party provider; (iii) replace a third-party provider of such Service with a new third-party provider; or (iv) terminate or renegotiate the material terms of an agreement pursuant to which a third-party provider shall provide such Service; provided, that (x) the terms (including pricing) pursuant to which such Service will be provided shall be on terms no less favorable to the Recipient than those set forth in Schedule A or Schedule B (as applicable) and (y) with respect to clauses (i) and (iii), (A) such third party is in the business of providing such Service, (B) such Provider shall remain liable for the performance by such third party of all of its obligations hereunder with respect to such Service, and (C) such Provider shall notify each third-party provider performing any Service for the Recipient of the confidentiality restrictions set forth herein and shall cause such third-party provider to comply with confidentiality restrictions at least as stringent as those set forth herein.

Article IV

Term of Services

Section 4.1      Term. The provision of each Service shall commence on the Closing Date and shall terminate on the last day that such Service, as set forth in Schedule A or Schedule B, is required to be provided (the period for which any Service is provided, including any extensions of the time period for the provision of such Service that may be agreed by the Parties hereto in writing consistent with Section 4.2, the “Term”), but in no event beyond twelve (12) months from the Closing Date; provided, that a Recipient may cancel any Service upon sixty (60) days’ prior written notice of cancellation; and provided, further, that, a Provider may (i) immediately terminate any individual Service provided to a Recipient in the event that the Recipient fails to make payments for such Service under Section 3.2 and has not cured such failure within thirty (30) days of written notice of such failure from the applicable Provider, or (ii) upon sixty (60) days written notice, terminate any Service provided to a Recipient at such time as the Provider no longer provides the same Service to itself for its own account; and provided, further, that, (x) Provider may not terminate the Contract set forth in Schedule D pursuant to the immediately foregoing clause (ii), (y) during the 60 day period prior to any termination pursuant to the foregoing clause (ii) with respect to a Service provided pursuant to a Contract with a third party, Provider agrees, upon the reasonable request of Recipient, to use commercially reasonable efforts to assist the Recipient with obtaining such underlying Service from such third party directly and (z) New Match may terminate any Service provided by an employee specified on Schedule B immediately upon such employee’s termination, resignation or death or disability. Upon termination of any Service pursuant to this Article IV, a Recipient’s obligation to pay Provider for such Service shall cease except (i) as set forth in Section 7.3, and (ii) that, to the extent that the Service is terminated before the end of the Service term, Recipient shall pay for (A) any liability or costs contracted for by Provider with third parties on behalf of Recipient in connection with such Service, and (B) any reasonable and documented out-of-pocket “wind-down costs” incurred by Provider resulting from such early termination, provided, however, that any such costs described in clauses (A) and (B) that are not set forth on Schedule A or Schedule B as applicable shall be made known by Provider to Recipient at Recipient’s request.

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Section 4.2      Term Extensions. To the extent a Recipient requires an extension to the Term of any Service outlined in Schedule A or Schedule B, such Recipient may, with at least thirty (30) days’ written notice to the applicable Provider prior to the end of the Term of such Service as set forth in Schedule A or Schedule B, extend the Term of such Service (x) for up to three (3) months or (y) as set forth in the Schedule A or Schedule B hereto, in each case, without additional cost (other than the fees that are to be charged for such Service pursuant to this Agreement during the extended term). Any terms, conditions or costs or fees to be paid by the Recipient for Services provided during an extended term will be on terms mutually acceptable to such Provider and Recipient. Unless the Parties mutually agree in writing, the full Term of any Service, as extended pursuant to this Section 4.2, shall not extend beyond twelve (12) months from the Closing Date.

Article V

Force Majeure

Section 5.1      Force Majeure Event. Neither Party shall be liable for any interruption, delay or failure to perform any obligation under this Agreement resulting from causes beyond its reasonable control (or beyond the reasonable control of any Person acting on its behalf), including any strikes, lockouts, acts of any government, riot, insurrection or other hostilities, acts of the public enemy or terrorism, embargo, fuel or energy shortage, fire, flood, earthquake, tsunami, or acts of God (any such event, a “Force Majeure Event”). In the event of a Force Majeure Event, each Party’s affected obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. No Fees shall be incurred by a Recipient for Services that are suspended or delayed for the duration of such suspension or delay. A Recipient shall have the right, but not the obligation, to obtain replacement services for the duration of the Force Majeure Event from a third-party provider at its own cost.

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Section 5.2      Consequences of Force Majeure Event. A Provider shall notify the applicable Recipient upon learning of the occurrence of a Force Majeure Event. If the Force Majeure Event affects the provision of Services by such Provider hereunder, at the option of such Recipient, the Term of any affected Service shall be tolled until such Service is resumed in accordance with the standards set forth on Section 3.1(a). Upon the cessation of the Force Majeure Event, such Provider shall use commercially reasonable efforts to resume its performance of any affected Service in accordance with the standards set forth in Section 3.1(a) with the least possible delay. If any Service is interrupted or suspended for more than thirty (30) consecutive days, a Recipient may immediately terminate the affected Service, in whole or in part, upon written notice to the applicable Provider.

Article VI

Limitation of Liability; Indemnification

Section 6.1      Consequential and Other Damages. In no event shall either New Match or New IAC, or any of the members of the New Match Group or New IAC Group, or any of its or their shareholders, owners, officers, directors, employees, agents or representatives, be liable, whether in contract, in tort (including negligence and strict liability), breach of warranty or otherwise, for any special, indirect, incidental, punitive, exemplary, consequential or similar damages which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, including with respect to loss of profits, business interruptions or claims of customers.

Section 6.2      Limitation of Liability. Except to the extent arising from such Party’s gross negligence or willful misconduct, in no event shall the aggregate damages for which each Party shall be liable in connection with or as a result of this Agreement or the Services exceed the aggregate amount of Fees paid or to be paid to such Party as a Provider under this Agreement with regard to those Services giving rise to such liability (or, in the event of a breach of the Agreement as a whole, with regard to all Services on Schedule A or Schedule B (as applicable)), with such amount to be calculated as of the end of the applicable Terms of such Services.

Section 6.3      Indemnity.

(a)            Subject to the limitations set forth in Section 6.1 and Section 6.2, New IAC shall indemnify, defend and hold harmless New Match and the other applicable members of the New Match Group from and against all Liabilities incurred by New Match and such other applicable members of the New Match Group arising out of or resulting from (i) any material breach or default in performance by New IAC of any obligation under this Agreement or (ii) the gross negligence or willful misconduct of New IAC, any of the other members of the New IAC Group or their respective employees, directors, officers or agents in connection with the performance of the Services to be performed by such party hereunder or in connection with the receipt of the Services to be received by such party hereunder.

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(b)            Subject to the limitations set forth in Section 6.1 and Section 6.2, New Match shall indemnify, defend and hold harmless New IAC and the other applicable members of the New IAC Group from and against all Liabilities incurred by New IAC and such other members of the New IAC Group arising out of or resulting from (i) any material breach or default in performance by New Match of any obligation under this Agreement or (ii) the gross negligence or willful misconduct of New Match, any of the other members of the New Match Group or their respective employees, directors, officers, agents in connection with the performance of the Services to be performed by such party hereunder or in connection with the receipt of the Services to be received by such party hereunder.

Section 6.4      Notice of Claims. Notice of any claim under this Article VI must be delivered in writing and received by the Party allegedly liable therefor within one hundred and eighty (180) days after the date of the action, service or event which gave rise to the claim or be forever barred. Such claim must describe the action or service and situation giving rise to the claim in reasonable detail and specify the amount of the Liabilities claimed. Any action based on any such claim must be commenced within one year of such date of expiration or earlier termination, or be forever barred.

Section 6.5      Indemnification Procedures. The indemnification procedures set forth in Sections 10.04 through 10.08 of the Transaction Agreement shall apply to indemnification claims under this Agreement mutatis mutandis.

Section 6.6      Obligation to Correct or Reperform. In the event of any breach of this Agreement by a Provider resulting from any error or defect in providing any Service, such Provider shall, at Recipient’s request and without the payment of any further Fees by the Recipient, use its commercially reasonable efforts to correct, or cause to be corrected, such error or defect in all material respects, or reperform, or cause to be reperformed, such Service in all material respects, as promptly as practicable.

Article VII

Termination

Section 7.1      Termination. This Agreement and the obligation to provide the Services contemplated hereunder shall terminate on the latest to occur of (a) the date on which no Services are required to be provided as indicated on Schedule A and Schedule B, (b) the date the Contract set forth on Schedule D has been terminated or expires and (c) the date on which this Agreement is terminated in whole pursuant to Section 7.2; provided that, in each case, no such termination shall relieve any Party of any liability for any breach of any provision of this Agreement prior to the date of such termination.

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Section 7.2      Breach of Agreement. Subject to Article VI, and without limiting a Party’s obligations under Section 4.1, if either Party shall cause or suffer to exist any material breach of any of its obligations under this Agreement, including, but not limited to, any failure to perform any Service (except to the extent excused pursuant to Article V) or to make undisputed payments when due (and, upon resolution of any disputed amounts in accordance with the dispute resolution process set forth in Article XII of the Transaction Agreement) in accordance with Section 3.2, and such Party does not cure such breach within thirty (30) days after receiving written notice thereof from the non-breaching Party , the non-breaching Party may terminate this Agreement, in whole or in part, including the provision of Services pursuant hereto, immediately by providing written notice of termination. In addition, either Party may terminate this Agreement, effective immediately upon written notice, if the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors or takes any corporate action to authorize any of the foregoing.

Section 7.3      Sums Due; Effect of Termination. In the event of a termination of this Agreement, each Provider shall be entitled to the immediate payment of, and such Recipient shall within three (3) business days, pay to such Provider, all undisputed accrued amounts for Services, Sales Taxes and other amounts due from such Recipient to such Provider under this Agreement as of the date of termination and, upon resolution of any disputed amounts in accordance with Section 3.2 and, if applicable, Article XII of the Transaction Agreement, such disputed amounts. In the event of a termination of this Agreement or any Services, each Party shall promptly (i) return to the other Party any of the other Party’s equipment and return or use commercially reasonable efforts to destroy materials containing the other Party’s Information, in each case, to the extent such equipment or materials are in such Party’s possession or control and that are not required for use in connection with any non-terminated Services and (ii) assist with the transfer of records and migration of historical data in connection with the transition of any terminated Service from the hardware, software, network and telecommunications equipment and internet-related information technology infrastructure of such Party to such equipment and infrastructure of the other Party. Any costs and expenses incurred by a Provider in connection with the implementation of any such transfer shall be borne by the applicable Recipient.

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Section 7.4      Survival. Upon termination of any Service in accordance with this Agreement, Provider shall have no further obligation to provide such terminated Service. Notwithstanding anything herein to the contrary, Section 1.1, Articles VI and VIII and Section 7.3 and this Section 7.4 shall survive any termination of this Agreement.

Article VIII

Miscellaneous

Section 8.1      Ownership of Intellectual Property and Work Product.

(a)            Except as otherwise expressly provided in this Agreement or the Transaction Agreement, each of the Parties and their respective Affiliates shall retain all right, title and interest in and to their respective Intellectual Property and any and all improvements, modifications, derivative works, additions or enhancements thereof. No license or right, express or implied, is granted under this Agreement by either Party or such Party’s Affiliates in or to their respective Intellectual Property, except that, solely to the extent required for the provision or receipt of the Services in accordance with this Agreement, each Party (“Licensor”), for itself and on behalf of its Affiliates, hereby grants to the other (“Licensee”) (and the Licensee’s Affiliates) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable, non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license during the term of this Agreement to use such Intellectual Property of the Licensor in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service under this Agreement. Upon the expiration of such term, or the earlier termination of such Service in accordance with this Agreement, the license to the relevant Intellectual Property shall terminate; provided, that all licenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof. Upon the expiration or termination of this Agreement or an applicable Service, the Licensee shall cease use of the Licensor’s Intellectual Property and shall return or destroy at the Licensor’s request all Information or embodiments of Intellectual Property provided in connection with this Agreement. The foregoing license is subject to any licenses granted by others with respect to Intellectual Property not owned by the Parties or their respective Affiliates.

(b)            Each Provider acknowledges and agrees that it will acquire no right, title or interest (including any license rights or rights of use) to any work product resulting from the provision of Services hereunder for the Recipient’s exclusive use and such work product shall remain the exclusive property of the Recipient and (ii) each Recipient acknowledges and agrees that it will acquire no right, title or interest (other than a non-exclusive, worldwide right of use) to any work product resulting from the provision of Services hereunder that is not for the Recipient’s exclusive use and such work product shall remain the exclusive property, subject to license, of the Provider.

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Section 8.2      Incorporation of Transaction Agreement Provisions. Section 7.08 (Public Announcements), Section 11.08 (Confidentiality), Article XII (Dispute Resolution), 13.02 (Notices), Section 13.04 (Counterparts), Section 13.05 (Entire Agreement; Coordination), Section 13.06(a) (Construction), Section 13.06(c) (Construction), Section 13.07 (Signatures), Section 13.08 (Assignment), Section 13.09 (Third Party Beneficiaries), Section 13.11 (Governing Law; Jurisdiction), Section 13.13 (Severability), Section 13.14 (Waiver of Defaults; Conflicts) and Section 13.15 (Amendments) of the Transaction Agreement are incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: EVP and General Counsel

IAC HOLDINGS, INC.

By:	/s/ Joanne Hawkins
Name: Joanne Hawkins
Title: SVP and Deputy General
Counsel

[Signature Page to Transition Services Agreement]

Schedule A

IAC Services

Schedule B

Match Services

Schedule C

Shared Contracts

Schedule D